Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Ampio Pharmaceuticals, Inc. and subsidiaries of our report dated March 24, 2010, relating to the consolidated balance sheets of Ampio Pharmaceuticals, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2009.

Ehrhardt Keefe Steiner & Hottman PC

November 12, 2010

Denver, Colorado